Exhibit 10.16

AMENDEMENT FOUR TO SOFTWARE DEVELOPMENT AGREEMENT

This Amendment Four ("Amendment Four'') to the Software Development Agreement is made as of this 24th day of April, 2014, by and between Pala Interactive Canada, Inc. (formerly RealTime Edge Software Inc.) ("PALA") and Club Services, Inc. as successor-in-interest to Centaurus Games, LLC ("CSI").

WHEREAS, the Parties hereto entered into a Software Development Agreement dated as of September 16, 2008 (the "Original Agreement") as amended by that certain Amendment One to the Software Development Agreement dated as of September 12, 2011, that certain Amendment Two to the Software Development Agreement dated as of March 29, 2012, and that certain Amendment Three to the Software Development Agreement dated as of August 28, 2013 (collectively, the "Agreement"); and

WHEREAS, the Parties hereto desire to amend the contents of the "Product" in the Agreement to include certain aspects of a Facebook product, to amend the Agreement to provide for a license by PALA to CSI of the associated product engines, and to amend the Agreement to reflect the development and design fees related to the new product created hereunder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. Facebook Product. Pursuant to Section 2.3 of the Agreement, and subject to the following provisions of this section, the Parties acknowledge and agree that PALA shall develop a social poker and casino offering as a Facebook application to add to the Product offering based on the contents outlined in the newly revised Exhibit 1.4, attached hereto and incorporated herein (the "CSI Facebook Application"). CSI will own exclusively the unique "look and feel" elements of the CSI Facebook Application developed by PALA for CSI hereunder. It is understood and agreed that PALA owns the Facebook application game engine, being the programmed mathematics and related technology used to drive the Facebook application (the "Facebook Application Game Engine") and all intellectual property rights therein, in addition to the back-end system needed to conduct financial transactions (as referred to in Section 1.4 of the Original Agreement). During the Term of the Agreement, PALA will license to CSI, on a non-exclusive, non-transferable (subject to Section 11.7 of the Original Agreement), royalty-free basis, the 1ight to use the Facebook Application Game Engine to operate the CSI Facebook Application. Furthermore, and for greater certainty, it is agreed that nothing in the Original Agreement will be deemed to restrict PALA from developing or operating any products utilizing the Facebook Application Game Engine for itself or any affiliate or any other client, provided it does not incorporate therein any such unique "look and feel" elements of the CSI Facebook Application. PALA shall use commercially reasonable efforts to deliver the final, CSI-approved CSI Facebook

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Application no later than July 31, 2014; and CST acknowledges that its feedback on such CSI Facebook Application development shall be in a timely fashion and that PALA's obligation to meet such timelines is conditional upon receiving such timely feedback.

3. Development and Design Fees for CSI Facebook Application. Pursuant to Section 2.3 of the Agreement, the Parties acknowledge and agree that CSI shall pay PALA for the development work of the CSI Facebook Application in the amount of One Hundred and Twenty-Five Thousand U.S. Dollars ($125,000 USD), payable as follows: Fifty Percent (50%) upon execution of this Amendment Four and within thirty (30) days after receipt of an invoice, Thirty Percent (30%) upon delivery of the beta version of the CSI Facebook Application and within Thirty (30) days after receipt of an invoice, and Twenty Percent (20%) within thirty (30) days after the final, CST-approved CSI Facebook Application product becomes available to the general public [i.e., 30 days after the estimated date of July 31, 2014] and within thirty (30) days after receipt of an invoice. Further, in addition to such sum of $125,000, CSI shall pay PALA the full cost of a contract designer for the Product, payable monthly within thirty (30) days after receipt of an invoice, provided, however, that PALA agrees to inform CSI of the upcoming costs for such designer no later than the 1st of each calendar month and all designer costs shall be mutually agreed by the Parties in writing in advance of incurring any costs. PALA acknowledges and agrees no additional fees are necessary for Maintenance of the CST Facebook Application.

4. Exhibit 1.4. Exhibit 1.4 of the Agreement is hereby deleted in its entirety and replaced with the Exhibit 1.4 attached to this Amendment Four.

5. Counterparts. This Amendment Four may be executed in one or more counterparts, each of which shall be deemed an original. Facsimile or electronic signatures shall be deemed originals.

6. No Other Changes. Except as otherwise set forth herein, no other changes, amendments or modifications are made to the Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment Four as of the date and year first written above.

Pala Interactive Canada, Inc. (“PALA”)	Club Services, Inc. (“CSI”)

By: /s/ Jim Ryan	By: /s/ Adam Pliska
Name: Jim Ryan	Name: Adam Pliska
Its: President & CEO	Its: President

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